Exhibit 99.1
For Immediate Release
THE ORCHARD SUBSTANTIALLY COMPLETES ITS ACQUISITION
OF TVT RECORDS
Second Closing Scheduled for July 11
NEW YORK – July 7, 2008 – Following its successful bid on June 19 and New York Bankruptcy Court approval on June 26, The Orchard (NASDAQ: ORCD), a global leader in digital music and entertainment, today announced it has acquired substantially all of the assets of TVT Records. Following Thursday’s closing, the first of two, The Orchard takes ownership of most assets, including TVT’s catalogue of recorded masters, artist contracts and a New York office lease. As previously announced, the transaction excludes holdings in TVT’s music publishing subsidiary.
A second closing is scheduled to take place on or before July 11, 2008. This closing will address remaining assets contested in TVT’s bankruptcy proceedings and determine which of the assets The Orchard will acquire, or will otherwise remain as assets of TVT Records’ debtors.
Additional details pertaining to the acquisition will be announced following the second closing.
About The Orchard®
The Orchard (NASDAQ: ORCD) controls and globally distributes more than 1.1 million songs and over 3,000 hours of video programming through hundreds of digital stores (e.g. iTunes, eMusic, Google, Netflix) and mobile carriers (e.g. Verizon, Vodafone, Bell Canada, Moderati, 3). With operations in 28 countries, The Orchard drives sales for its label, retailer, brand, and agency clients through innovative marketing and promotional campaigns; brand entertainment programs; and film, advertising, gaming and television licensing. A pioneer in digital music and media services, The Orchard fosters creativity and independence. For more information, please visit us at www.theorchard.com.
The Orchard is a registered trademark and The Orchard logo is a service mark of Orchard Enterprises NY, Inc. All Rights Reserved.
About TVT Records
Founded by Steve Gottlieb, TVT Records has been a leading independent music label since its inception in 1985. The label introduced the world to such groundbreaking artists as Nine Inch Nails, Ja Rule and Lil Jon and has earned over 25 Gold, platinum and multi-platinum records.  Billboard Magazine recognized TVT as the number one independent record label for five consecutive years (2001 — 2006). The label’s current roster includes Lil Jon, Ying Yang Twins, Pitbull, Default, Ambulance LTD, Yo Gotti, Keke Wyatt, The Polyphonic Spree, The Cinematics, The Holloways, Bobaflex, New Year’s Day and more.
About TVT Music Inc.

Founded by Steve Gottlieb, TVT Music Inc. is one of the largest US independent publishers boasting a catalog that includes copyrights to hits by such artists as Usher, 50 Cent, Pink, Christina Aguilera, Justin Timberlake and Lil Jon among others. Writers affiliated with the company include super star producer Scott Storch (most recent collaboration on Mariah Carey’s E=MC2), Devo Springstein (most recent collaboration with John Legend) and Big Reese (best known for his work with Lloyd) among others.
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Forward Looking Statements
This release may contain certain forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, (i) the ability of The Orchard to capitalize on its business strategy, (ii) the ability of The Orchard to take advantage of opportunities for revenue expansion, and (iii) management’s ability to continue to reduce costs following the merger. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and The Orchard undertakes no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in The Orchard’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission.
Contact:
Deana Graffeo
The Orchard
t. +1 (646) 237-3780
m. +1 (917) 374-3857
e. dgraffeo@theorchard.com